Exhibit 99.1

Tribune Media Company Reports Fourth Quarter and Full-Year 2018 Results

NEW YORK, March 1, 2019 — Tribune Media Company (the “Company”) (NYSE: TRCO) today reported its results for the three months and year ended December 31, 2018.

FOURTH QUARTER AND FULL-YEAR 2018 FINANCIAL HIGHLIGHTS (compared to the prior year period, unless otherwise noted)

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Consolidated operating revenues increased 18% to $578.7 million for the fourth quarter and increased 9% to $2,009.7 million for the full year (increased 20% excluding fourth quarter 2017 barter revenues and 10% excluding full year 2017 barter revenues, which are no longer recognized in 2018)

•

Consolidated operating profit was $166.0 million for the fourth quarter of 2018, compared to $123.4 million for the fourth quarter of 2017, and $488.4 million for the full year 2018 compared to $85.7 million for the full year 2017

•	Consolidated Adjusted EBITDA increased 38% to $233.3 million for the fourth quarter and increased 47% to $650.8 million for the full year

•	Television and Entertainment advertising revenues increased 25% to $406.7 million for the fourth quarter and increased 7% to $1,315.8 million for the full year

•	Core advertising revenues (which exclude political and digital revenues) decreased 4% to $286.9 million for the fourth quarter and decreased 5% to $1,073.3 million for the full year

•

Net political advertising revenues were $99.8 million for the fourth quarter, an increase of 82% compared to fourth quarter 2014 and an increase of 30% over fourth quarter 2016. Net political revenues were $172.3 million for full year 2018, an increase of 91% compared to full year 2014 and an increase of 26% over full year 2016

•	Retransmission and carriage fee revenues increased 13% to $158.3 million for the fourth quarter and increased 17% to $632.8 million for the full year

•	Closed on the sales of the Melville, NY and Hartford, CT properties in the fourth quarter for net pretax proceeds of $53 million and $6 million, respectively

“2018 was an outstanding year for Tribune Media,” said Peter Kern, Tribune Media’s chief executive officer. “We reported record consolidated revenue and Adjusted EBITDA for both the fourth quarter and full year 2018, powered by exceptionally strong political advertising revenues, significant growth in retransmission and carriage fee revenues, and a meaningful contribution to our operating results from our cable network, WGN America. Despite substantial political displacement, core advertising remained solid, delivering positive year-over-year growth from Election Day to the end of the year - a trend we expect to continue in the first quarter of 2019. In addition, our focus on containing costs across the company drove 2018 consolidated expenses down despite higher network affiliation fees.”

“Tribune Media also made progress on several strategic fronts in 2018,” Kern said. “We continued maximizing the monetization of our real estate portfolio, reached long-term agreements with several cable and satellite providers, and, most importantly, announced our agreement to be acquired by Nexstar Media Group at a price that creates significant value for our shareholders. We continue working closely with Nexstar to gain regulatory approval of the transaction and look forward to its anticipated closing later this year.”

FOURTH QUARTER AND FULL-YEAR 2018 RESULTS

Consolidated

Consolidated operating revenues for the fourth quarter of 2018 were $578.7 million compared to $489.0 million in the fourth quarter of 2017, representing an increase of $89.7 million, or 18%. The increase was primarily driven by higher political advertising revenues, retransmission revenues and carriage fee revenues, partially offset by a decrease in core advertising revenues and the absence of barter revenues, which are no longer recognized under the new revenue guidance adopted in the first quarter of 2018. Excluding fourth quarter 2017 barter revenues, consolidated operating revenues increased by 20%.

For the full year 2018, consolidated operating revenues were $2,009.7 million compared to $1,849.0 million for the full year 2017, representing an increase of $160.8 million, or 9%. Excluding barter revenues for the full year 2017, consolidated operating revenues increased by 10%.

Consolidated operating profit was $166.0 million for the fourth quarter of 2018 compared to $123.4 million for the fourth quarter of 2017, representing an increase of $42.5 million, or 34%. The increase was primarily attributable to higher Television and Entertainment revenues, partially offset by higher operating expenses.

For the full year 2018, consolidated operating profit was $488.4 million compared to $85.7 million in the full year 2017, representing an increase of $402.8 million, primarily due to a $133 million net pretax gain related to licenses sold in the Federal Communications Commission (the “FCC”) spectrum auction and surrendered in January 2018, as well as higher Television and Entertainment revenues, lower programming expenses and a lower operating loss at Corporate and Other driven primarily by a decline in compensation and other expenses.

Consolidated income from continuing operations was $132.8 million in the fourth quarter of 2018 compared to $332.8 million in the fourth quarter of 2017. In the fourth quarter of 2017, the Company recorded a tax benefit of $256 million, or $2.90 per common share, related to the remeasurement of deferred tax assets and liabilities resulting from the new tax legislation (“Tax Reform”) that lowered the corporate U.S. Federal income tax rate from 35% to 21%. Diluted earnings per common share from continuing operations for the fourth quarter of 2018 was $1.50 compared to $3.73 for the fourth quarter of 2017. Adjusted diluted earnings per share (“Adjusted EPS”) from continuing operations for the fourth quarter of 2018 was $1.55 compared to $0.81 for the fourth quarter of 2017. Both diluted earnings per common share from continuing operations and Adjusted EPS from continuing operations include an income tax benefit of $1 million, or $0.02 per common share, in the fourth quarter of 2018 and an income tax benefit of $6 million, or $0.07 per common share, in the fourth quarter of 2017 related to certain tax adjustments.

Consolidated income from continuing operations was $412.5 million for the full year 2018 compared to $183.1 million for the full year 2017, which included non-cash pretax impairment charges of $193.5 million ($117.6 million after tax), or $1.34 per common share, to write down the Company’s equity method investments. For the full year 2018, the Company recorded an additional income tax benefit of $24 million, or $0.27 per common share, to its net deferred tax liabilities, primarily resulting from return to provision adjustments which have the effect of adjusting the provisional discrete net tax benefit recorded in the fourth quarter of 2017 due to Tax Reform. Diluted earnings per common share from continuing operations was $4.67 for the full year 2018 compared to $2.04 for the full year 2017. Adjusted EPS from continuing operations for the full year 2018 was $3.68 compared to $1.41 for the full year 2017. Both diluted earnings per common share from continuing operations and Adjusted EPS from continuing operations include an income tax benefit of $2 million, or $0.02 per common share, for the full year 2018 and an income tax benefit of $6 million, or $0.07 per common share, for the full year 2017 related to certain tax adjustments.

Net income attributable to Tribune Media Company was $132.8 million in the fourth quarter of 2018 compared to $328.8 million in the fourth quarter of 2017. Net income attributable to Tribune Media Company was $412.6 million for the full year 2018 compared to $194.1 million in 2017.

Consolidated Adjusted EBITDA increased 38% to $233.3 million in the fourth quarter of 2018 from $169.1 million in the fourth quarter of 2017. The increase was primarily attributable to higher political advertising revenues, retransmission revenues and carriage fee revenues, partially offset by lower core advertising revenues, as well as higher programming, compensation and other expenses. For the full year 2018, consolidated Adjusted EBITDA increased $209.0 million, or 47%, to $650.8 million as compared to $441.9 million for the full year 2017.

Income on equity investments, net increased $6.7 million, or 18%, in the fourth quarter of 2018 primarily due to higher equity income from TV Food Network. The Company recognized equity income from TV Food Network of $45.4 million and $37.9 million in the fourth quarters of 2018 and 2017, respectively. Income on equity investments, net increased $32.0 million, or 23%, in the full year 2018 largely due to higher equity income from TV Food Network and CareerBuilder (the Company’s remaining investment in CareerBuilder was sold on September 13, 2018), along with recognizing the Company’s share of the gain on the sale of one of CareerBuilder’s business operations on May 14, 2018.

Cash distributions from the Company’s equity investments in the fourth quarter of 2018 were $12.7 million compared to $19.3 million in the fourth quarter of 2017. Cash distributions for the full year 2018 were $171.6 million compared to $201.9 million for the full year 2017, primarily as a result of lower TV Food Network cash distributions, as TV Food Network adjusted its required 2018 cash distributions to cover the Company’s taxes on its share of partnership income based on the reduction in tax rates from Tax Reform. This adjustment only impacts the timing of distributions in 2018 and does not impact total expected excess cash distributions from TV Food Network related to 2018 financial results.

Television and Entertainment

Revenues were $576.9 million in the fourth quarter of 2018 compared to $486.0 million in the fourth quarter of 2017, an increase of $90.9 million, or 19%. Excluding barter revenues in the fourth quarter of 2017, revenues increased $97.8 million, or 20%. The increase was driven by an $89.2 million increase in political advertising revenue, an increase in retransmission revenues of $11.2 million, or 10%, and an increase in carriage fee revenues of $7.1 million, or 23%, partially offset by a decrease in core advertising revenue of $10.5 million, or 4%.

Television and Entertainment segment revenues for the full year 2018 were $1,998.7 million compared to $1,835.4 million for the full year 2017, an increase of $163.3 million, or 9%. Excluding barter revenues in 2017, revenues increased $191.2 million, or 11%. The increase was driven by a $150.5 million increase in political advertising revenue, a $59.3 million, or 14%, increase in retransmission revenues and $33.3 million, or 26%, increase in carriage fee revenues, partially offset by a $61.9 million, or 5%, decrease in core advertising revenue.

Television and Entertainment operating profit for the fourth quarter of 2018 was $184.4 million compared to $127.2 million in the fourth quarter of 2017, an increase of $57.1 million, or 45%. The increase was primarily due to a $90.9 million increase in revenues, as described above, partially offset by increases in programming expense, compensation expense and other expenses. The increase in programming expense was primarily due to an increase in network affiliate fees mainly due to the renewal of network affiliation agreements in eight markets with FOX Broadcasting Company during the third quarter of 2018, partially offset by the absence of barter expense due to the new revenue guidance adopted in 2018.

Television and Entertainment Adjusted EBITDA for the fourth quarter of 2018 was $250.4 million compared to $183.2 million in the fourth quarter of 2017, an increase of $67.2 million, or 37%, primarily due to higher political advertising revenues, retransmission revenues and carriage fee revenues, partially offset by lower core advertising revenues and higher expenses, as described above.

For the full year 2018, Television and Entertainment operating profit was $583.3 million as compared to $196.1 million for the full year 2017, an increase of $387.2 million. The increase was primarily due to higher operating revenues, as described above, the net pretax gain of $133 million in 2018 related to licenses sold in the FCC spectrum auction and a $115.0 million decrease in programming expenses, partially offset by higher compensation and other expenses. The decline in programming expense was primarily due to lower program impairment charges, a decrease in amortization of license fees of $73 million, the absence of barter expense due to the new revenue guidance adopted in 2018 and $19 million of additional expense in 2017 related to the shift in programming strategy at WGN America, partially offset by a $59 million increase in network affiliate fees mainly due to the renewal of FOX network affiliation agreements during the third quarter of 2018. Programming expenses included a program impairment charge of $28 million for the syndicated program Elementary at WGN America in 2018 compared to a program impairment charge of $80 million in 2017 for the syndicated programs Elementary and Person of Interest at WGN America. Television and Entertainment Adjusted EBITDA for the full year 2018 was $712.3 million as compared to $505.2 million for the full year 2017, an increase of $207.1 million, or 41%.

Television and Entertainment Broadcast Cash Flow for the fourth quarter of 2018 was $218.6 million as compared to $162.9 million for the fourth quarter of 2017, an increase of $55.7 million, or 34%. Television and Entertainment Broadcast Cash Flow for the full year 2018 was $665.8 million as compared to $484.6 million for the full year 2017, an increase of $181.3 million, or 37%.

Corporate and Other

Real estate revenues for the fourth quarter of 2018 were $1.8 million compared to $3.0 million for the fourth quarter of 2017, representing a decrease of $1.2 million, or 40%, primarily due to the loss of revenue from real estate properties sold during 2017 and 2018. Real estate revenues for the full year 2018 were $11.1 million compared to $13.5 million for the full year 2017, representing a decrease of $2.5 million, or 18%.

Corporate and Other operating loss for the fourth quarter of 2018 was $18.4 million compared to $3.8 million for the fourth quarter of 2017. The increase in the loss was primarily attributable to higher transaction-related costs. Corporate and Other Adjusted EBITDA for the fourth quarter of 2018 represented a loss of $17.0 million compared to a loss of $14.1 million for the fourth quarter of 2017.

For the full year 2018, Corporate and Other operating loss was $94.8 million compared to $110.4 million for the full year 2017. The reduction of the loss was primarily attributable to a decline in compensation and other expenses. Gains on the sale of real estate totaled $24.7 million in 2018 compared to $28.2 million in 2017. Corporate and Other Adjusted EBITDA represented a loss of $61.5 million for the full year 2018 compared to a loss of $63.3 million for the full year 2017.

Discontinued Operations

On January 31, 2017, the Company completed the sale of substantially all of the Digital and Data business operations (the “Gracenote Sale”) and received gross proceeds of $584 million, including a purchase price adjustment of $3 million. The historical results of operations for the businesses included in the Gracenote Sale are reported as discontinued operations for the year ended December 31, 2017. Accordingly, all references made to financial data in this release are to Tribune Media Company’s continuing operations.

RETURN OF CAPITAL TO SHAREHOLDERS

Quarterly Dividend

On February 21, 2019, the Board of Directors (the “Board”) declared a quarterly cash dividend on the Company’s common stock of $0.25 per share to be paid on March 25, 2019 to holders of record of the Company’s common stock and warrants as of March 11, 2019. Future dividends will be subject to the discretion of the Board and the terms of the agreement and plan of merger between the Company and Nexstar Media Group, Inc. (“Nexstar”) dated November 30, 2018 (the “Nexstar Merger Agreement”), which limits the Company’s ability to pay dividends, except for the payment of quarterly cash dividends not to exceed $0.25 per share and consistent with record and payment dates in 2018.

RECENT DEVELOPMENTS

Nexstar Acquisition

On November 30, 2018, the Company entered into the Nexstar Merger Agreement with Nexstar and Titan Merger Sub, Inc. (the “Nexstar Merger Sub”) providing for the acquisition by Nexstar of all of the outstanding shares of the Company’s Class A common stock and Class B common stock, by means of a merger of Nexstar Merger Sub with and into Tribune Media Company, with the Company surviving the merger as a wholly-owned subsidiary of Nexstar (the “Nexstar Merger”).

Real Estate Transactions

On October 9, 2018, the Company sold its Melville, NY property for net proceeds of $53 million and recognized a net pretax gain of $24 million in the fourth quarter of 2018 relating to the sale. On October 23, 2018, the Company sold its Hartford, CT property for net proceeds of $6 million and recognized a net pretax gain of less than $1 million in the fourth quarter of 2018 related to the sale. The Company defines net proceeds as pretax cash proceeds on the sale of properties, less associated selling costs.

Chicago Cubs Sale

On January 22, 2019, the Company sold its 5% ownership interest in Chicago Entertainment Ventures LLC (“CEV LLC”), the parent company of the Chicago Cubs Major League Baseball franchise, for pretax proceeds of $107.5 million. The Company expects to recognize a pretax gain of $86 million in the first quarter of 2019. As a result of the sale, the total remaining deferred tax liability of $69 million will become currently payable in 2019. Concurrently with the sale, the Company ceased being a guarantor of all debt facilities held by CEV LLC and its subsidiaries. The sale of the ownership interest has no impact on the Company’s dispute with the IRS pertaining to the 2009 consummation of certain transactions involving the Company and CEV LLC.

In light of the Company’s previously announced transaction with Nexstar, Tribune Media is not providing financial guidance for the full year 2019 in this release, nor is the Company conducting a conference call regarding its fourth quarter and full year 2018 financial results.

# # #

Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching approximately 49 million households, national entertainment cable network WGN America, whose reach is more than 75 million households, Tribune Studios, and a variety of digital applications and websites commanding 49 million monthly unique visitors online. Tribune Media also includes Chicago’s WGN-AM, the national multicast networks Antenna TV and THIS TV and Covers Media Group, an unrivaled source of online sports betting information. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds a variety of investments, including a 31% interest in Television Food Network, G.P., which operates Food Network and Cooking Channel. For more information please visit www.tribunemedia.com.

Additional Information and Where to Find It

In connection with the proposed Nexstar Merger, Tribune has filed with the SEC a definitive proxy statement on Schedule 14A, which has been delivered, as required by applicable law, to its shareholders as of the record date for the special meeting of Tribune shareholders to adopt the Nexstar Merger Agreement. This communication does not constitute a solicitation of any vote or approval and is not a substitute for any proxy statement or any other document that has been or may be filed with the SEC in connection with the proposed business combination. INVESTORS AND SECURITY HOLDERS OF TRIBUNE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders are able to obtain these materials and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. Copies of documents filed with the SEC by Tribune may also be obtained free of charge from Tribune’s website at www.tribunemedia.com.

Participants in the Merger Solicitation

Tribune and Nexstar and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders of Tribune in favor of the proposed transaction under the rules of the SEC. Information about Tribune’s directors and executive officers is available in Tribune’s Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on March 1, 2019, and Tribune’s definitive proxy statement, dated April 19, 2018, for its 2018 annual meeting of shareholders. Information about Nexstar’s directors and executive officers is available in Nexstar’s Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on March 1, 2019, and Nexstar’s definitive proxy statement, dated April 27, 2018, for its 2018 annual meeting of shareholders. Additional information regarding participants in the proxy solicitations and a description of their direct and indirect interests is also included in Tribune’s definitive proxy statement relating to the Nexstar Merger filed with the SEC on February 5, 2019.

INVESTOR/MEDIA CONTACT:

Gary Weitman

SVP/Corporate Relations

(312) 222-3394

gweitman@tribunemedia.com

Non-GAAP Financial Measures

This press release includes a discussion of Adjusted EBITDA and Adjusted EPS for the Company and Adjusted EBITDA for our operating segments (Television and Entertainment and Corporate and Other) and presents Broadcast Cash Flow for our Television and Entertainment segment. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow are financial measures that are not recognized under GAAP. Adjusted EPS is calculated based on income (loss) from continuing operations before investment transactions, loss on extinguishments and modification of debt, certain special items (including severance), certain income tax charges, non-operating items, gain (loss) on sales of real estate, gain on sales of spectrum, impairments and other non-cash charges and reorganization items per common share. Adjusted EBITDA for the Company is defined as income (loss) from continuing operations before income taxes, investment transactions, loss on extinguishments and modification of debt, interest and dividend income, interest expense, pension expense (credit), equity income and losses, depreciation and amortization, stock-based compensation, certain special items (including severance), non-operating items, gain (loss) on sales of real estate, gain on sales of spectrum, impairments and other non-cash charges and reorganization items. Adjusted EBITDA for the Company’s operating segments is calculated as segment operating profit plus depreciation, amortization, pension expense (credit), stock-based compensation, impairments and other non-cash charges, gain (loss) on sales of real estate, gain on sales of spectrum and certain special items (including severance). Broadcast Cash Flow for the Television and Entertainment segment is calculated as Television and Entertainment Adjusted EBITDA plus broadcast rights amortization expense less broadcast rights cash payments. We believe that Adjusted EBITDA and Broadcast Cash Flow are measures commonly used by investors to evaluate our performance with that of our competitors. We also present Adjusted EBITDA because we believe investors, analysts and rating agencies consider it useful in measuring our ability to meet our debt service obligations. We further believe that the disclosure of Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow is useful to investors as these non-GAAP measures are used, among other measures, by our management to evaluate our performance. By disclosing Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates our company. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow should not be considered as an alternative to net income, operating profit, revenues, cash provided by operating activities or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. The tables at the end of this press release include reconciliations of consolidated Adjusted EPS and Adjusted EBITDA and segment Adjusted EBITDA and Broadcast Cash Flow to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements may include, but are not limited to, the anticipated merger with Nexstar and the related regulatory process, our real estate monetization strategy, our costs savings initiatives, the changes to our WGN America original programming, expectations regarding advertising revenues, the impact of the sale of the Company’s interest in CEV LLC, the conditions in our industry, our operations, our economic performance and financial condition. Important factors that could cause actual results, developments and business decisions to differ materially from these forward-looking statements are uncertainties discussed below and in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 1, 2019. “Forward-looking statements” include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “might,” “will,” “could,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “seek,” “designed,” “assume,” “implied,” “believe” and other similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements; risks associated with the ability to consummate the Nexstar Merger and the timing of the closing of the Nexstar Merger, the occurrence of any event, change or other circumstances that could give rise to the termination of the Nexstar Merger Agreement; the risk that the regulatory approvals for the proposed Nexstar Merger may be delayed, not be obtained or may be obtained subject to conditions that are not anticipated; the inability to consummate the Nexstar Merger due to the failure to obtain the requisite shareholder approval; risks related to the disruption of management time from ongoing business operations due to the pending Nexstar Merger and the restrictions imposed on the Company’s operations under the terms of the Nexstar Merger Agreement; uncertainty associated with the effect of the announcement of the Nexstar Merger on our ability to retain and hire key personnel, on our ability to maintain relationships with advertisers and customers and on our operating results and businesses generally; changes in advertising demand and audience shares; competition and other economic conditions including incremental fragmentation of the media landscape and competition from other media alternatives; changes in the overall market for broadcast and cable television advertising, including through regulatory and judicial rulings; our ability to protect our intellectual property and other proprietary rights; our ability to adapt to technological changes; availability, volatility and cost of quality network, syndicated and sports programming affecting our television ratings; conduct and changing circumstances related to third-party relationships on which we rely for our business; the loss, cost and /or modification of our network affiliation agreements; our ability to renegotiate retransmission consent agreements, or resolve disputes, with multichannel video programming distributors; our ability to realize the full value, or successfully complete the planned divestitures of our real estate assets; the incurrence of additional tax-related liabilities related to historical income tax returns; the potential impact of the modifications to the spectrum on the operation of our television stations and the costs, terms and restrictions associated with such actions; the incurrence of costs to address contamination issues at physical sites owned, operated or used by our businesses; adverse results from litigation, governmental investigations or tax-related proceedings or audits, including proceedings that may relate to our entry into the Nexstar Merger Agreement; our ability to settle unresolved claims filed in connection with our and certain of our direct and indirect wholly-owned subsidiaries’ Chapter 11 cases and resolve the appeals seeking to overturn the bankruptcy court order confirming the First Amended Joint Plan of Reorganization for Tribune Company and its Subsidiaries; our ability to satisfy future pension and other postretirement employee benefit obligations; the effect of labor strikes, lock-outs and labor negotiations; the financial performance and valuation of our equity method investments; the impairment of our existing goodwill and other intangible assets; compliance with, and the effect of changes or developments in, government regulations applicable to the television and radio broadcasting industry; consolidation in the broadcasting industry; changes in accounting standards; the payment of cash dividends on our common stock; impact of increases in interest rates on our variable rate indebtedness or refinancings thereof; our indebtedness and ability to comply with covenants applicable to our debt financing and other contractual commitments; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; the factors discussed under the heading “Risk Factors” of the Company’s filings with the SEC; and other events beyond our control that may result in unexpected adverse operating results. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Any forward-looking information presented herein is made only as of the date of this press release and we undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars, except per share data)

	Three Months Ended		Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Operating Revenues
Television and Entertainment	$576,940	$486,022	$1,998,678	$1,835,423
Other	1,793	2,977	11,056	13,536

Total operating revenues	578,733	488,999	2,009,734	1,848,959

Operating Expenses
Programming	115,573	106,620	489,063	604,068
Direct operating expenses	99,314	97,604	401,366	391,770
Selling, general and administrative	167,217	133,293	567,798	573,008
Depreciation	13,649	14,553	54,206	56,314
Amortization	41,672	41,678	166,715	166,679
Gain on sales of spectrum	—	—	(133,197)	—
Gain on sales of real estate, net	(24,657)	(28,168)	(24,657)	(28,533)

Total operating expenses	412,768	365,580	1,521,294	1,763,306

Operating Profit	165,965	123,419	488,440	85,653
Income on equity investments, net	45,249	38,506	169,335	137,362
Interest and dividend income	4,751	1,269	12,224	3,149
Interest expense	(43,570)	(40,055)	(169,033)	(159,387)
Pension and other post retirement periodic benefit credit, net	7,035	5,704	28,139	22,815
Loss on extinguishments and modification of debt	—	—	—	(20,487)
(Loss) gain on investment transactions, net	—	(2,486)	(1,113)	8,131
Write-downs of investments	—	(12,694)	—	(193,494)
Other non-operating gain, net	15	26	68	71
Reorganization items, net	(578)	(657)	(2,400)	(2,109)

Income (Loss) from Continuing Operations Before Income Taxes	178,867	113,032	525,660	(118,296)
Income tax expense (benefit)	46,034	(219,767)	113,130	(301,373)

Income from Continuing Operations	132,833	332,799	412,530	183,077
(Loss) Income from Discontinued Operations, net of taxes	—	(619)	—	14,420

Net Income	$132,833	$332,180	$412,530	$197,497
Net loss (income) from continuing operations attributable to noncontrolling interests	8	(3,378)	41	(3,378)

Net Income attributable to Tribune Media Company	$132,841	$328,802	$412,571	$194,119

Basis Earnings (Loss) Per Common Share Attributable to Tribune Media Company from:
Continuing Operations	$1.51	$3.77	$4.71	$2.06
Discontinued Operations	—	(0.01)	—	0.17

Net Earnings Per Common Share	$1.51	$3.76	$4.71	$2.23

Diluted Earnings (Loss) Per Common Share Attributable to Tribune Media Company from:
Continuing Operations	$1.50	$3.73	$4.67	$2.04
Discontinued Operations	—	(0.01)	—	0.16

Net Earnings Per Common Share	$1.50	$3.72	$4.67	$2.20

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except for share and per share data)

	December 31, 2018	December 31, 2017
Assets
Current Assets
Cash and cash equivalents	$1,063,041	$673,685
Restricted cash and cash equivalents	16,607	17,566
Accounts receivable (net of allowances of $4,461 and $4,814)	416,938	420,095
Broadcast rights	98,269	129,174
Income taxes receivable	23,922	18,274
Prepaid expenses	19,444	20,158
Other	7,509	14,039

Total current assets	1,645,730	1,292,991

Properties
Machinery, equipment and furniture	334,495	318,891
Buildings and leasehold improvements	156,868	171,113

	491,363	490,004
Accumulated depreciation	(266,078)	(233,387)

	225,285	256,617
Land	147,614	157,298
Construction in progress	48,400	26,380

Net properties	421,299	440,295

Other Assets
Broadcast rights	95,876	133,683
Goodwill	3,228,601	3,228,988
Other intangible assets, net	1,442,456	1,613,665
Assets held for sale	—	38,900
Investments	1,264,437	1,281,791
Other	152,992	139,015

Total other assets	6,184,362	6,436,042

Total Assets	$8,251,391	$8,169,328

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except for share and per share data)

	December 31, 2018	December 31, 2017
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$44,897	$48,319
Income taxes payable	9,973	36,252
Employee compensation and benefits	79,482	71,759
Contracts payable for broadcast rights	232,687	253,244
Deferred revenue	12,508	11,942
Interest payable	30,086	30,525
Deferred spectrum auction proceeds	—	172,102
Other	42,160	30,124

Total current liabilities	451,793	654,267

Non-Current Liabilities
Long-term debt (net of unamortized discounts and debt issuance costs of $29,434 and $36,332)	2,926,083	2,919,185
Deferred income taxes	573,924	508,174
Contracts payable for broadcast rights	233,275	300,420
Pension obligations, net	380,322	396,875
Postretirement medical, life and other benefits	8,298	9,328
Other obligations	154,599	163,899

Total non-current liabilities	4,276,501	4,297,881

Total Liabilities	4,728,294	4,952,148

Commitments and Contingent Liabilities
Shareholders’ Equity
Preferred stock ($0.001 par value per share)
Authorized: 40,000,000 shares; No shares issued and outstanding at December 31, 2018 and at December 31, 2017	—	—
Class A Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; 101,790,837 shares issued and 87,688,652 shares outstanding at December 31, 2018; 101,429,999 shares issued and 87,327,814 shares outstanding at December 31, 2017	102	101
Class B Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; Issued and outstanding: 5,557 shares at December 31, 2018 and December 31, 2017	—	—
Treasury stock, at cost: 14,102,185 shares at December 31, 2018 and December 31, 2017	(632,194)	(632,194)
Additional paid-in-capital	4,031,233	4,011,530
Retained earnings (deficit)	223,734	(114,240)
Accumulated other comprehensive loss	(104,967)	(48,061)

Total Tribune Media Company shareholders’ equity	3,517,908	3,217,136
Noncontrolling interests	5,189	44

Total shareholders’ equity	3,523,097	3,217,180

Total Liabilities and Shareholders’ Equity	$8,251,391	$8,169,328

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Year Ended
	December 31, 2018	December 31, 2017
Operating Activities
Net income	$412,530	$197,497
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	23,033	32,933
Pension credit and contributions	(82,554)	(22,047)
Depreciation	54,206	56,314
Amortization of contract intangible assets and liabilities	881	869
Amortization of other intangible assets	166,715	166,679
Impairment of other intangible asset	3,100	—
Income on equity investments, net	(169,335)	(137,362)
Distributions from equity investments	171,591	198,124
Non-cash loss on extinguishments and modification of debt	—	8,258
Original issue discount payments	—	(7,360)
Write-downs of investments	—	193,494
Amortization of debt issuance costs and original issue discount	7,509	7,875
Gain on sales of spectrum	(133,197)	—
Gain on sale of business	—	(33,492)
Loss (gain) on investment transactions, net	1,113	(8,131)
Impairments of real estate	—	2,399
Gain on sales of real estate, net	(24,657)	(28,533)
Other non-operating gain, net	(68)	(71)
Changes in working capital items:
Accounts receivable, net	1,442	10,638
Prepaid expenses and other current assets	7,244	10,310
Accounts payable	(4,401)	(8,736)
Employee compensation and benefits, accrued expenses and other current liabilities	19,682	(23,927)
Deferred revenue	570	(2,423)
Income taxes	(31,781)	6,175
Change in broadcast rights, net of liabilities	(18,764)	45,898
Deferred income taxes	79,779	(478,637)
Change in non-current obligations for uncertain tax positions	(1,912)	791
Other, net	(13,521)	35,050

Net cash provided by operating activities	469,205	222,585

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Year Ended
	December 31, 2018	December 31, 2017
Investing Activities
Capital expenditures	(76,188)	(66,832)
Spectrum repack reimbursements	11,276	984
Net proceeds from the sale of business	—	554,487
Proceeds from FCC spectrum auction	—	172,102
Proceeds from sales of real estate and other assets	59,153	144,464
Proceeds from sales of investments	15,232	148,321
Distributions from equity investment	—	3,768
Other, net	1,501	(4,260)

Net cash provided by investing activities	10,974	953,034

Financing Activities
Long-term borrowings	—	202,694
Repayments of long-term debt	—	(703,527)
Long-term debt issuance costs	—	(1,689)
Payments of dividends	(87,709)	(586,336)
Tax withholdings related to net share settlements of share-based awards	(6,386)	(8,774)
Proceeds from stock option exercises	1,838	11,317
Contributions from (distributions to) noncontrolling interests, net	475	(9,251)

Net cash used in financing activities	(91,782)	(1,095,566)

Net Increase in Cash, Cash Equivalents and Restricted Cash	388,397	80,053
Cash, cash equivalents and restricted cash, beginning of year	691,251	611,198

Cash, cash equivalents and restricted cash, end of year	$1,079,648	$691,251

Cash, Cash Equivalents and Restricted Cash are Comprised of:
Cash and cash equivalents	$1,063,041	$673,685
Restricted cash and cash equivalents	16,607	17,566

Total cash, cash equivalents and restricted cash	$1,079,648	$691,251

Supplemental Schedule of Cash Flow Information
Cash paid during the period for:
Interest	$161,838	$152,401
Income taxes, net of refunds	$66,020	$182,509

TRIBUNE MEDIA COMPANY - CONSOLIDATED

RECONCILIATION OF CONSOLIDATED ADJUSTED EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Revenue	$578,733	$488,999	$2,009,734	$1,848,959

Net Income attributable to Tribune Media Company	$132,841	$328,802	$412,571	$194,119
Net loss (income) attributable to noncontrolling interests	8	(3,378)	41	(3,378)

Net Income	132,833	332,180	412,530	197,497
(Loss) income from discontinued operations, net of taxes	—	(619)	—	14,420

Income from Continuing Operations	$132,833	$332,799	$412,530	$183,077
Income tax expense (benefit)	46,034	(219,767)	113,130	(301,373)
Reorganization items, net	578	657	2,400	2,109
Other non-operating gain, net	(15)	(26)	(68)	(71)
Write-downs of investments	—	12,694	—	193,494
Loss (gain) on investment transactions, net	—	2,486	1,113	(8,131)
Loss on extinguishments and modification of debt	—	—	—	20,487
Pension and other postretirement periodic benefit credit, net	(7,035)	(5,704)	(28,139)	(22,815)
Interest expense	43,570	40,055	169,033	159,387
Interest and dividend income	(4,751)	(1,269)	(12,224)	(3,149)
Income on equity investments, net	(45,249)	(38,506)	(169,335)	(137,362)

Operating Profit	$165,965	$123,419	$488,440	$85,653
Depreciation	13,649	14,553	54,206	56,314
Amortization	41,672	41,678	166,715	166,679
Stock-based compensation	6,929	5,500	23,033	30,940
Impairment of other intangible asset	3,100	—	3,100	—
Impairments of broadcast rights	—	—	28,380	79,823
Severance and related charges	5,515	219	6,757	11,124
Transaction-related costs	22,038	10,800	45,990	37,936
Gain on sales of spectrum	—	—	(133,197)	—
Spectrum repack reimbursements	(4,309)	(984)	(11,276)	(984)
Gain on sales of real estate, net	(24,657)	(28,168)	(24,657)	(28,533)
Pension expense	233	192	934	768
Other	3,200	1,877	2,415	2,170

Adjusted EBITDA	$233,335	$169,086	$650,840	$441,890

TRIBUNE MEDIA COMPANY - TELEVISION AND ENTERTAINMENT

RECONCILIATION OF OPERATING PROFIT TO ADJUSTED EBITDA AND BROADCAST CASH FLOW

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Advertising	$406,651	$326,199	$1,315,769	$1,225,900
Retransmission revenues	119,680	108,509	471,632	412,309
Carriage fees	38,668	31,528	161,214	127,935
Barter/trade (1)	1,950	9,329	9,092	37,381
Other	9,991	10,457	40,971	31,898

Total Revenues	$576,940	$486,022	$1,998,678	$1,835,423
Operating Profit	$184,357	$127,225	$583,271	$196,100
Depreciation	11,642	11,300	44,766	42,713
Amortization	41,672	41,678	166,715	166,679
Stock-based compensation	4,079	3,807	15,687	16,703
Impairment of other intangible asset	3,100	—	3,100	—
Impairments of broadcast rights	—	—	28,380	79,823
Severance and related charges	5,292	(46)	7,155	4,367
Transaction-related costs	1,293	725	5,525	2,060
Gain on sales of spectrum	—	—	(133,197)	—
Spectrum repack reimbursements	(4,309)	(984)	(11,276)	(984)
Gain on sales of real estate	—	—	—	(317)
Other	3,247	(519)	2,204	(1,955)

Adjusted EBITDA	$250,373	$183,186	$712,330	$505,189

Broadcast rights - Amortization	108,826	91,794	430,591	460,289
Broadcast rights - Cash Payments	(140,569)	(112,052)	(477,078)	(480,915)

Broadcast Cash Flow	$218,630	$162,928	$665,843	$484,563

(1)

Barter revenues and related expenses are no longer recognized under the new revenue guidance. For the three months and year ended December 31, 2017, barter revenue totaled $7 million and $28 million, respectively.

TRIBUNE MEDIA COMPANY - CORPORATE AND OTHER

RECONCILIATION OF OPERATING LOSS TO ADJUSTED EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Total Revenues	$1,793	$2,977	$11,056	$13,536

Operating Loss	$(18,392)	$(3,806)	$(94,831)	$(110,447)
Depreciation	2,007	3,253	9,440	13,601
Stock-based compensation	2,850	1,693	7,346	14,237
Severance and related charges	223	265	(398)	6,757
Transaction-related costs	20,745	10,075	40,465	35,876
Gain on sales of real estate, net	(24,657)	(28,168)	(24,657)	(28,216)
Pension expense	233	192	934	768
Other	(47)	2,396	211	4,125

Adjusted EBITDA	$(17,038)	$(14,100)	$(61,490)	$(63,299)

TRIBUNE MEDIA COMPANY - CONSOLIDATED

RECONCILIATION OF DILUTED EPS TO ADJUSTED EPS

(in thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended
	December 31, 2018			December 31, 2017
	Pre-Tax	After-Tax	Diluted EPS	Pre-Tax	After-Tax	Diluted EPS
Diluted EPS Attributable to Tribune Media Company			$1.50			$3.72
Loss from discontinued operations			—			0.01
Tax reform	$—	$(206)	(0.00)	$—	$(255,748)	(2.90)
Reorganization items, net	578	578	0.01	657	657	0.01
Other non-operating gain, net	(15)	(11)	(0.00)	(26)	(50)	(0.00)
Write-downs of investments	—	—	—	12,694	614	0.01
Loss on investment transactions, net	—	3	0.00	2,486	1,511	0.02
Impairment of other intangible asset	3,100	2,302	0.03	—	—	—
Severance and related charges	5,515	4,095	0.05	219	133	0.00
Transaction-related costs	22,038	17,029	0.19	10,800	9,224	0.10
Spectrum repack reimbursements	(4,309)	(3,199)	(0.04)	(984)	(598)	(0.01)
Gain on sales of real estate, net (1)	(24,657)	(18,308)	(0.21)	(24,868)	(15,120)	(0.17)
Other	3,200	2,376	0.03	1,877	1,216	0.01

Adjusted EPS (2)			$1.55			$0.81

	Year Ended
	December 31, 2018			December 31, 2017
	Pre-Tax	After-Tax	Diluted EPS	Pre-Tax	After-Tax	Diluted EPS
Diluted EPS Attributable to Tribune Media Company			$4.67			$2.20
Income from discontinued operations			—			(0.16)
Tax reform	$—	$(24,318)	(0.27)	$—	$(255,748)	(2.90)
Reorganization items, net	2,400	2,400	0.03	2,109	2,109	0.02
Other non-operating gain, net	(68)	(50)	(0.00)	(71)	(79)	(0.00)
Write-downs of investments	—	—	—	193,494	117,644	1.34
Loss (gain) on investment transactions, net	1,113	849	0.01	(8,131)	(4,944)	(0.06)
Loss on extinguishments and modification of debt	—	—	—	20,487	12,456	0.14
Impairment of other intangible asset	3,100	2,302	0.03	—	—	—
Impairments of broadcast rights	28,380	21,072	0.24	79,823	48,532	0.55
Severance and related charges	6,757	5,017	0.06	11,124	6,763	0.08
Transaction-related costs	45,990	29,648	0.34	37,936	31,930	0.36
Gain on sales of spectrum	(133,197)	(98,899)	(1.12)	—	—	—
Spectrum repack reimbursements	(11,276)	(8,372)	(0.09)	(984)	(598)	(0.01)
Gain on sales of real estate, net (1)	(24,657)	(18,308)	(0.21)	(25,233)	(15,342)	(0.17)
Other	2,415	1,790	0.02	2,170	1,431	0.02

Adjusted EPS (2)			$3.68			$1.41

(1)	Gain on sales of real estate, net in 2017 excludes amounts attributable to noncontrolling interests.
(2)	Adjusted EPS totals may not foot due to rounding.